November 2012 Filed pursuant to Rule 433 dated November 2, 2012 relating to Preliminary Pricing Supplement No. 404 dated November 2, 2012 to Registration Statement No. 333-178081
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Securities with Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index
Unlike ordinary debt securities, the Buffered Securities with Contingent Coupon due November 29, 2019, All Payments on the Securities Based on the Performance of the Russell 2000® Index, which we refer to as the securities, do not provide for the regular payment of interest and provide for the minimum payment at maturity of only 25% of the stated principal amount (plus accrued and unpaid contingent monthly coupon, if any).  Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon but only if the closing level of the Russell 2000® Index on the related observation date is greater than or equal to 75% of the initial index value, which we refer to as the index reference level. If the index closing value is less than the index reference level on any observation day, you will not receive any interest for the related interest period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire seven-year term of the securities.  In addition, if the final index value is less than 75% of the initial index value, meaning the value of the underlying index has declined by more than the buffer amount of 25% from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially decrease the value of the underlying index over the term of the securities, including on the final observation date, and accordingly, increase the risk that the underlying index will close below the index reference level on any specific observation date and increase the risk that you will suffer a loss on your initial investment in the securities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the securities, the contingent monthly coupons you receive, if any, over the term of your investment in the securities and the payment you receive at maturity.  You could lose up to 75% of the stated principal amount of the securities.  Investors will not participate in any appreciation of the Russell 2000® Index. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	November 27, 2012
Original issue date:	November 30, 2012 (3 business days after the pricing date)
Maturity date:	November 29, 2019
Contingent monthly coupon:
A contingent coupon at an annual rate of 7% (corresponding to approximately $5.8333 per month) is paid monthly but only if the index closing value on the related observation date is greater than or equal to the index reference level of 75% of the initial index value.
If on any observation date, the index closing value of the underlying index is below the index reference level, no contingent monthly coupon will be paid for the related interest period.  It is possible that the underlying index could remain below the index reference level for extended periods of time or even throughout the 7-year term of the securities so that you will receive no contingent monthly coupons.

Payment at maturity:
The payment at maturity for each $1,000 stated principal amount shall equal (in addition to any accrued and unpaid contingent monthly coupon):
•       if the final index value is greater than or equal to 75% of the initial index value, meaning the value of the index has increased, remained unchanged or has declined by no more than the buffer amount of 25% from its initial value:        $1,000
•       if the final index value is less than 75% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 25% from its initial value:           $1,000 × (index performance factor + 25%)
Because the index performance factor will be less than 75% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $250 per security.

Index performance factor:	The final index value divided by the initial index value.
Buffer amount:	25%
Minimum payment at maturity:	$250 per security
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final observation date
Observation dates:	The third business day preceding each related, scheduled interest payment date, subject to postponement for non-index business days and certain market disruption events.
Final observation date:	November 26, 2019, subject to postponement for non-index business days and certain market disruption events
Interest payment dates:
The 30th day of each month, beginning December 30, 2012, or in the case of February, the last calendar day of such month, except that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest period:
The monthly period from and including the previous interest payment date (or the original issue date in the case of the first interest period) to but excluding the next succeeding interest payment date.

Index closing value:	The closing value of the underlying index.
Index reference level:	75% of the initial index value
CUSIP/ISIN:	6174823P7 / US6174823P76
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $   for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $    per securities.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest”)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 404 dated November 2, 2012
Prospectus Supplement dated November 21, 2011  Index Supplement dated November 21, 2011  Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

Investment Overview

The Buffered Securities With Contingent Coupon due November 29, 2019, All Payments on the Securities Based on the Performance of the Russell 2000® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly coupon if the closing level of the Russell 2000® Index on the related monthly observation date is greater than or equal to 75% of the initial index value, which we refer to as the index reference level.  The contingent monthly coupon, if any, will be payable monthly on the interest payment date, which is the 30th day of each month, beginning December 30, 2012, or in the case of February, the last calendar day of such month, except that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date.  It is possible that the index closing value of the underlying index could remain below the index reference level for extended periods of time or even throughout the seven-year term of the securities so that you may receive few or no contingent monthly payments.

If the final index value is greater than or equal to the initial index value, or has decreased from the initial index value by no more than the buffer amount of 25%, the payment at maturity will be the stated principal amount (plus any accrued and unpaid contingent monthly coupon).  However, if the final index value is less than 75% of the initial index value, meaning the value of the underlying index has declined by more than the buffer amount of 25% from its initial value, investors will be exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value beyond the buffer amount of 25%.  Accordingly, investors could lose up to 75% of the stated principal amount of the securities.  Investors in the securities must be willing to accept the risk of losing up to 75% of their principal and also the risk of not receiving any contingent monthly payments.  In addition, investors will not participate in any appreciation of the underlying index.

Russell 2000® Index Overview

The Russell 2000® Index, which is calculated, maintained and published by Russell Investments, consists of 2,000 component stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market.

Information as of market close on October 31, 2012:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	818.73
52 Weeks Ago:	741.06
52 Week High (on 9/14/2012):	864.70
52 Week Low (on 11/25/2011):	666.16

November 2012	Page 2

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

Key Investment Rationale

The securities do not provide for the regular payment of interest and provide for a minimum payment at maturity of only 25% of the stated principal amount (plus accrued and unpaid contingent monthly coupon, if any).  Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon if the closing level of the Russell 2000® Index on the monthly observation date is greater than or equal to 75% of the initial index value, which we refer to as the index reference level.  The payment at maturity will vary depending on the final index value as follows:

Scenario 1: Interest is paid for all interest periods and you receive the stated principal amount at maturity, which is the best case scenario.
This scenario assumes that the underlying index closes at or above 75% of the initial index value on each observation date over the term of the securities including on the final observation date.  Thus, investors receive a contingent monthly coupon for each interest period and receive the stated principal amount at maturity (plus the accrued and unpaid interest).

Scenario 2: Interest is paid for some but not all interest periods and you receive the stated principal amount at maturity.
This scenario assumes that the underlying index closes at or above 75% of the initial index value on some but not all observation dates over the term of the securities and closes at or above 75% of the initial index value on the final observation date. Thus, investors receive contingent monthly coupons only for those interest periods with respect to which the index closing value on the related observation date is greater than or equal to the index reference level.  At maturity, investors receive the stated principal amount (plus any accrued and unpaid interest).

Scenario 3: Interest is paid for some but not all interest periods and your payment at maturity is exposed to the negative performance of the underlying index.
This scenario assumes that the underlying index closes at or above 75% of the initial index value on some but not all observation dates over the term of the securities and closes below 75% of the initial index value on the final observation date. Thus, investors receive contingent monthly coupon only for those interest periods with respect to which the index closing value on the related observation date is greater than or equal to the index reference level.  At maturity, investors receive an amount that is less than the stated principal amount.

Scenario 4: No interest is paid for any interest period and your payment at maturity is exposed to the negative performance of the underlying index.
This scenario assumes that the underlying index closes below 75% of the initial index value on each observation date over the term of the securities, including on the final observation date.  Therefore, investors do not receive any contingent monthly payment during the entire 7-year term of the securities. At maturity, investors receive an amount that is less than the stated principal amount.

Summary of Selected Key Risks (see page 11)

▪	The securities provide a minimum payment at maturity of only 25% of your principal.

▪	The securities do not provide for regular interest payment.

▪	The contingent monthly coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.

▪	Investors will not participate in any appreciation in the value of the underlying index.

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

▪	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

November 2012	Page 3

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

November 2012	Page 4

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not provide for the regular payment of interest, provide a minimum payment at maturity of only 25% of the stated principal amount (plus accrued and unpaid contingent monthly coupon, if any) and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  The securities offer the opportunity for investors to earn a contingent monthly coupon but only if the closing level of the Russell 2000® Index on the related observation date is greater than or equal to 75% of the initial index value, which we refer to as the index reference level. If the index closing value is less than the index reference level on any monthly observation day, you will not receive any interest for that interest period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire seven-year term of the securities and also the risk of receiving less than their initial investment at maturity, which will occur if the final index value is less than 75% of the initial index value. Under this scenario, you could lose up to 75% of your initial investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 27, 2012	November 30, 2012 (3 business days after the pricing date)	November 29, 2019, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Underlying index publisher:	Russell Investments
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Contingent monthly coupon:
A contingent coupon at an annual rate of 7% (corresponding to approximately $5.8333 per month) is paid monthly but only if the index closing value on the related observation date is greater than or equal to the index reference level of 75% of the initial index value.
If on any observation date, the index closing value of the underlying index is below the index reference level, no contingent monthly coupon will be paid for the related interest period.  It is possible that the underlying index could remain below the index reference level for extended periods of time or even throughout the 7-year term of the securities so that you will receive no contingent monthly coupons.

Record date:
The record date for each interest payment date shall be the date one business day prior to such scheduled interest payment date; provided, however, that any interest payable at maturity shall be paid to whom the payment at maturity is due.

Payment at maturity:
The payment at maturity for each $1,000 stated principal amount shall equal (in addition to any accrued and unpaid contingent monthly coupon):
•      if the final index value is greater than or equal to 75% of the initial index value, meaning the value of the index has increased, remained unchanged or has declined by no more than the buffer amount of 25% from its initial value:        $1,000
•      if the final index value is less than 75% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 25% from its initial value:           $1,000 × (index performance factor + 25%)
Because the index performance factor will be less than 75% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $250 per security.

Index performance factor:	The final index value divided by the initial index value.
Buffer amount:	25%
Minimum payment at maturity:	$250 per security
Initial index value:	The index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the final observation date.
Observation dates:	The third business day preceding each related, scheduled interest payment date, subject to postponement for non-index business days and certain market disruption events.
Final observation date:	November 26, 2019, subject to postponement for no-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 11.

November 2012	Page 5

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

Interest payment dates:
The 30th day of each month, beginning December 30, 2012, or in the case of February, the last calendar day of such month, except that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day. In addition, interest payment dates are subject to postponement as described below.

Interest period:
The monthly period from and including the previous interest payment date (or the original issue date in the case of the first interest period) to but excluding the next succeeding interest payment date.

Index closing value
On any index business day, the official closing value of the underlying index published at the regular official weekday close of trading on such index business day by the underlying index publisher, as determined by the calculation agent. For additional information, see “Description of Securities–Index Closing Value” in the accompanying preliminary pricing supplement.

Index reference level:	75% of the initial index value
Day-count convention:	The contingent monthly coupon is calculated from the annual rate on a 30/360 basis.
Postponement of interest payment dates (including the maturity date):
If any observation date (including the final observation date) is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the related, scheduled interest payment date (including the maturity date), the interest payment date (or the maturity date) will be the second business day following that observation date as postponed, and no adjustment will be made to any interest payment made on that postponed date.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	6174823P7
ISIN:	US6174823P76
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪
any contingent monthly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes; and

▪
upon sale, exchange or settlement of the securities, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the

November 2012	Page 6

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, as a result, increase the level at which the underlying index must close on the final observation date so that the payment at maturity is not less than your initial investment in the securities. Such activity could also increase the initial index value and, as a result, increase the index reference level which is the level at which the underlying index must close on each observation date so that you will receive a contingent monthly coupon for the related interest period.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain

November 2012	Page 7

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as

November 2012	Page 8

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $       for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $     per security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761 – 4000.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2012	Page 9

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

How the Buffered Securities With Contingent Coupon Work

The hypothetical examples below are based on the following terms of the securities:

Term of the securities:               7 years (84 monthly interest periods)

Contingent Monthly Coupon:      7% per annum (corresponding to approximately $5.8333 per month)

Example 1. The index closing value is below the index reference level on each observation date throughout the term of the securities.  On the final observation date, the index closing value is equal to zero.  There is no contingent monthly coupon throughout the term of the securities, and the payment at maturity is $1,000 × (0% + 25%) = $250 per security.  The total payment over the term of the securities is $0 + $250 = $250 per security.

Example 2. The index closing value is below the index reference level on each observation date throughout the term of the securities.  On the final observation date, the index closing value is equal to 50% of the initial index value.  There is no contingent monthly coupon throughout the term of the securities, and the payment at maturity is $1,000 × (50% + 25%) = $750 per security.  The total payment over the term of the securities is $0 + $750 = $750 per security.

Example 3. The index closing value is at or above the index reference level on 24 monthly observation dates and is below the index reference level on 60 monthly observation dates.  On the final observation date, the index closing value is equal to 70% of the initial index value.  The contingent monthly coupons total $5.8333 × 24 = $139.9992.  The payment at maturity is $1,000 × (70% + 25%) = $950 per security.  The total payment over the term of the securities is $139.9992 + $950 = $1,090 per security.

Example 4. The index closing value is at or above the index reference level on each monthly observation date throughout the term of the securities.  On the final observation date, the index closing value is equal to 150% of the initial index value.  The contingent monthly coupons total $5.8333 × 84 = $489.9972 over the term of the securities. The payment at maturity is $1,000 per security.  The total payment over the term of the securities is $489.9972 + $1,000 = $1,490 per security.  This is the best-case scenario.  In this example, although the underlying index has appreciated by 50% from its initial index value on the final observation date, you would only receive $1,000 per security at maturity as you would not benefit from such appreciation.

November 2012	Page 10

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities provide a minimum payment at maturity of only 25% of your principal.  The terms of the securities differ from those of ordinary debt securities in that the securities provide a minimum payment at maturity of only 25% of the principal amount of the securities (plus accrued and unpaid interest, if any), subject to the credit risk of Morgan Stanley.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value.  If the final index value is greater than or equal to the initial index value or has decreased from the initial index value by an amount less than or equal to the buffer amount of 25%, you will receive only the principal amount of $1,000 per security (plus any accrued and unpaid interest).  If the final index value decreases from the initial index value by more than the buffer amount of 25%, you will receive (in addition to any accrued and unpaid interest) an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the underlying index beyond the buffer amount.  You could lose up to 75% of the stated principal amount of the securities.  See “How the Buffered Securities With Contingent Coupon Work” on page 10 above.

▪
The securities do not provide for regular interest payments.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  The securities will pay the interest rate of 7% per annum but only if the index closing value of the underlying index on the related observation date is at or above 75% of the initial index value, which we refer to as the index reference level.  If, on the other hand, the index closing value of the underlying index is below the index reference level on any observation date, no contingent monthly coupon will be paid for the related interest period.  It is possible that the index closing value could remain below the index reference level for extended periods of time or even for the entire 7-year term of the securities so that you will receive no contingent monthly coupons.

▪
The contingent monthly coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.  Whether the contingent monthly coupon will be paid on any interest payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent monthly coupon on any interest payment date until near the end of the relevant interest period.  Moreover, because the contingent monthly coupon is based solely on the value of the underlying index on monthly observation dates, if the index closing value of the underlying index on any observation date is below the index reference level, you will receive no coupon for the related interest period even if the level of the underlying index was at or above the index reference level on other days during that interest period.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid on the securities.  For example, if on the final observation date, the underlying index has appreciated substantially from the initial index value, the payment at maturity would be limited to the stated principal amount of $1,000 (plus accrued and unpaid interest).  Under this scenario, although the underlying index has substantially increased, your principal payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment (in addition to any accrued and unpaid interest).

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying index,

o	whether the index closing value of the underlying index is currently or has been below the index reference level on any observation date,

November 2012	Page 11

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the underlying index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the underlying index at the time of sale is below the index reference level or if market interest rates rise.

You cannot predict the future performance of the underlying index based on its historical performance.  The value of the underlying index may decrease and be below the index reference level on each observation date over the term of the securities so that you will receive no return on your investment.  In addition, there can be no assurance that the index closing value of the underlying index will be at or above the index reference level on the final observation date so that you will receive the stated principal amount at maturity.  See “Historical Information” on page 15.

▪
The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  The Russell 2000® Index, the underlying index, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each interest payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

November 2012	Page 12

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, increase the value at which the underlying index must close on the final observation date so that the payment at maturity is not less than your initial investment in the securities. Such activities could also increase the index reference level, which is the value at or above which the underlying index must close on each observation date so that you will receive a contingent monthly coupon for the related interest period.  Additionally, such hedging or trading activities during the term of the securities could potentially decrease the value of the underlying index over the term of the securities, including on the final observation date, and accordingly, increase the risk that the underlying index will close below the index reference level on any specific observation date and increase the risk that you will suffer a loss on your initial investment in the securities.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the underlying index and on each of the components making up the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may adversely affect the market value of the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the index reference level, the final index value, the index closing value on each observation date over the term of the securities, the amount of contingent monthly coupon, if any, to be paid on each interest payment date, whether a market disruption event has occurred, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity and the contingent monthly coupons.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

November 2012	Page 13

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2012	Page 14

Buffered Securities With Contingent Coupon due November 29, 2019
All Payments on the Securities Based on the Performance of the Russell 2000® Index

Information about the Underlying Index

The Russell 2000® Index.  The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

License Agreement between Russell Investments and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through October 31, 2012.  The closing value of the underlying index on October 31, 2012 was 818.73.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.

Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter (through October 31, 2012)	844.65	813.25	818.73

November 2012	Page 15